Exhibit 99.1

EyePoint Pharmaceuticals Reports Second Quarter 2020 Financial Results and Highlights Recent Corporate Developments

- Total revenues of $4.1 million and net product revenues of $3.7 million impacted by COVID-19 pandemic -

- U.S. commercial alliance with ImprimisRx to expand reach of DEXYCU® -

- Jay S. Duker, M.D., world-renowned retinal specialist, joins as Chief Strategic Scientific Officer to lead EYP-1901 development efforts and support expansion of pipeline -

-EYP-1901, a potential six-month sustained delivery anti-VEGF therapy initially targeting wet age-related macular degeneration, remains on track for Q4 IND filing -

- Management to host a conference call and webcast today at 8:30 AM ET -

WATERTOWN, Mass., August 5, 2020 - EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing innovative ophthalmic products, today announced financial results for the second quarter ended June 30, 2020 and highlighted recent corporate developments.

“We were encouraged by the re-opening of healthcare facilities in select regions of the U.S during the quarter-end as underlying customer demand from our distributors was strong in June for both YUTIQ® and DEXYCU®. We believe the distinct advantages of single-injection, long-lasting activity provides for fewer office visits and less contact with patient eyes and positions both products for expanded use during the COVID-19 pandemic and recovery,” said Nancy Lurker, President and Chief Executive Officer of EyePoint Pharmaceuticals. “We are also very excited to announce our new U.S. commercial alliance with ImprimisRx for DEXYCU and believe that this collaboration will significantly enhance the DEXYCU opportunity by reaching new physicians and ambulatory surgery centers, while also pairing DEXYCU with Harrow’s complementary ophthalmology drug offerings. In addition to increased physician reach, this agreement keeps our commercial cost structure at our previously announced reduced levels. As we continue to further build our commercial efforts and product education initiatives, we remain very focused on our balance sheet and continue to actively manage our spending burn rate as we look to extend our cash runway into 2021.”

Ms. Lurker continued, “Our new Chief Strategic Scientific Officer, Dr. Jay Duker, will lead our development efforts for EYP-1901, a potential six-month sustained delivery anti-VEGF therapy using our bioerodible Durasert® technology. The good laboratory practice (GLP) toxicology study for this program is progressing well and we expect data in the coming months to support filing of an Investigational New Drug (IND) application in the fourth quarter. We are very excited to advance this program to potentially treat wet age-related macular degeneration (wet AMD), a significant market in need of innovative, long-lasting therapies.”

Commercial Performance in Second Quarter 2020

•

During the quarter, public health authorities and government agencies, including the Centers for Medicare & Medicaid Services (CMS), issued recommendations for the re-opening of health care systems and the resumption of non-essential elective surgeries, including cataract surgery, in areas with low or stable incidence of COVID-19.

•	As a result, office visits for uveitis and retinal specialists increased and ambulatory surgery centers (ASCs) resumed operations and scheduling of surgeries in select U.S. regions on a limited basis.
•	Customer demand for YUTIQ, represented as units purchased by physicians from the Company’s distributors, was 428 units in Q2 as compared to 537 units in Q1. June represented 167 units of that demand.
•

Customer demand for DEXYCU, represented as units purchased by ASCs from the Company’s distributors, was 2,096 units in Q2 as compared to 3,462 units in Q1. June represented one of the highest customer demand months of 2020 for DEXYCU, with 1,592 units, despite reductions in our commercial organization that were announced on April 1.

•	The Company continues to actively monitor the COVID-19 pandemic and associated public health recommendations to ensure the safety of our patients and physicians as regions of the U.S. begin to reopen.

Operations Update

•

In August, the Company announced a U.S. commercial alliance with ImprimisRx, the nation’s leading ophthalmic-focused outsourcing facility, for DEXYCU, in which it will be marketed as prioritized product. Under the terms of the commercial alliance, ImprimisRx will deploy its sales team to immediately begin promoting DEXYCU to its accounts with an initial focus on accounts currently purchasing Tri-Moxi® for ocular surgery inflammation. EyePoint will be responsible for the marketing, selling, pricing, manufacturing, and contracting for DEXYCU while also seeking additional volume-based agreements with ASCs and integrated health care networks to expand patient access. ImprimisRx will be entitled to receive a commission on the incremental sales that exceed pre-specified baselines.

•

In July, Jay S. Duker, M.D, was appointed to the newly created role of Chief Strategic Scientific Officer. Dr. Duker will lead the strategic advancement of research and development efforts, beginning with our lead development candidate, EYP-1901, for wet AMD and new pipeline expansion opportunities under evaluation. Dr. Duker is world renowned retinal disease expert and serves as the Director of the New England Eye Center. and Professor and Chair of Ophthalmology at Tufts Medical Center and Tufts University School of Medicine.

R&D Highlights

•

In July, data from the first Phase 3 trial of YUTIQ were presented at the American Society of Retina Specialists Virtual Annual Meeting. A post-hoc analysis of imputed recurrences revealed over half were from confounding systemic medication use, which suggest the recurrence rate for YUTIQ is likely lower than the reported 56% at 36-months. The results also demonstrated YUTIQ increased the resolution of macular edema and improved visual acuity at 36-months.
•

In June, supportive data from the Phase 2 trial of orally delivered vorolanib, the anri-VEGF molecule in EYP-1901, conducted by Tyrogenex, Inc. for the treatment of wet AMD were published in the British Journal of Ophthalmology. Oral voloranib demonstrated non-inferiority in visual acuity compared to placebo with best corrected visual acuity (BCVA) stable through 12-months. The three oral vorolanib doses levels studied also demonstrated a decreased intravitreal anti-VEGF injection burden and a longer time to first treatment as compared to placebo. There were several instances in which patients on voloranoib did not require another anti-VEGF injection after screening. The trial was prematurely stopped due to gastrointestinal and hepatobiliary toxicity concerns. The efficacy results provide additional validation of vorolanib for use in EYP-1901 as a potential single dose sustained release treatment for wet AMD.

•

In June, a post-hoc analysis of cases of bilateral uveitis in the first Phase 3 trial of YUTIQ were presented virtually at the Association for Research in Vision and Ophthalmology Annual Meeting. Outcomes for the untreated fellow eye were examined as a means of understanding the natural history of the disease and showed a recurrence rate of 86.4% compared to 56.3% for YUTIQ treated eyes at 36-months. At 36-months, fellow eyes also showed a higher rate of the need for the assistance of adjunctive intraocular/periocular injection medication for uveitic inflammation, more macular edema, and a one-line average decrease in BCVA. These supportive results reinforce the long-term, anti-inflammatory activity of YUTIQ for this difficult to treat disease.

•

In May, four abstracts highlighting data from the ongoing retrospective study of real-world use of DEXYCU were presented at the American Society of Cataract and Refractive Surgery 2020 Virtual Annual Meeting. The data showed DEXYCU’s early-acting anti-inflammatory activity resulted in complete anterior chamber cell clearing (cell score=0), a measurement of inflammation, in 51.2%, 60.9%, 86.2% and 90.5% at postoperative day 1, 8, 14 and 30, respectively. The proportion of patients with no anterior chamber flares (flare score=0), another measurement of inflammation, was 85.9%, 97.1%, 99.1% and 99.1% at postoperative day 1, 8, 14 and 30, respectively. DEXYCU also received high marks on the physician survey of product satisfaction, ease of use, efficacy compared to topic steroids and patient satisfaction.

Review of Second Quarter Results Ended June 30, 2020

For the three months ended June 30, 2020, total net revenue was $4.1 million compared to $7.2 million for the three months ended June 30, 2019. Net product revenue for the three months ended June 30, 2020 was $3.7 million, with $2.9 million for YUTIQ and $0.8 million for DEXYCU, compared to net product revenue for three months ended June 30, 2019 of $6.7 million generated by YUTIQ.  Net product revenue represents product purchased by EyePoint’s distributors whereas customer demand represents purchases of product by physician practices and ambulatory surgery centers from EyePoint’s distributors.

Net revenue from royalties and collaborations for the three months ended June 30, 2020 totaled $416,000 compared to $505,000 in the corresponding quarter in 2019.

Operating expenses for the three months ended June 30, 2020 decreased to $15.3 million from $17.4 million in the prior year period, due primarily to decreased sales and marketing costs from our previously announced restructuring as well as lower research and development costs. Non-

operating expense, net, for the three months ended June 30, 2020 totaled $1.8 million of net interest expense. Net loss for the three months ended June 30, 2020 was $13.0 million, or $0.10 per share, compared to a net loss of $11.5 million, or $0.11 per share, for the prior year quarter.

Review of Six Months Results Ended June 30, 2020

For the six months ended June 30, 2020, total revenue was $11.6 million compared to $9.2 million for the six months ended June 30, 2019. Net product revenue for the six months ended June 30, 2020 was $8.4 million, compared to net product revenue for six months ended June 30, 2019 of $7.9 million.

Net revenue from royalties and collaborations for the six months ended June 30, 2020 totaled $3.2 million compared to $1.3 million in the corresponding quarter in 2019.

Operating expenses for the six months ended June 30, 2020 totaled $34.2 million from $34.0 million in the prior year period. This increase was primarily from higher cost of sales due to higher product sales as well as an increased royalty expense stemming from a $2 million upfront payment received during Q1-2020 for the licensing of DEXYCU in China.

Non-operating expense, net, for the six months ended June 30, 2020 totaled $3.5 million. Net loss for the six months ended June 30, 2020 was $26.1 million, or $0.22 per share, compared to a net loss of $30.7 million, or $0.30 per share, for the prior year period.

Cash and cash equivalents at June 30, 2020 totaled $22.8 million compared to $22.2 million at December 31, 2019.

Financial Outlook

We expect that the Company’s cash and cash equivalents combined with projected cash inflows from anticipated YUTIQ and DEXYCU product sales and other expected financing activities can fund the Company’s operating plan into 2021 under current assumptions for the duration of the COVID-19-related closures across the U.S.

The Company continues to assess additional cash conservation and generation measures to support its operations through the COVID-19 pandemic.

Conference Call Information

EyePoint will host a conference call today, Wednesday, August 5, 2020, at 8:30 AM ET to discuss the results for the first quarter ended March 31 and recent operational developments. To access the conference call, please dial (877) 312-7507 from the U.S. and Canada or (631) 813-4828 (international) at least 10 minutes prior to the start time and refer to conference ID 5815799. A live webcast will be available on the Investor Relations section of the corporate website at http://www.eyepointpharma.com. A replay of the webcast will also be available on the corporate website.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals, Inc. (www.eyepointpharma.com) is a pharmaceutical company committed to developing and commercializing innovative ophthalmic products in indications with high unmet medical need to help improve the lives of patients with serious eye disorders. The Company currently has two commercial products: DEXYCU®, the first approved intraocular product for the treatment of postoperative inflammation, and YUTIQ®, a three-year treatment of chronic non-infectious uveitis affecting the posterior segment of the eye. The Company's pipeline leverages its proprietary bioerodible Durasert® technology for extended intraocular drug delivery including EYP-1901, a potential six-month anti-VEGF therapy initially targeting wet age-related macular degeneration. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts with offices in Basking Ridge, New Jersey. To learn more about the Company, please visit www.eyepointpharma.com and connect on Twitter and LinkedIn.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect, plan or believe may occur in the future, including but not limited to statements about our expectations regarding the extent to which our business could be adversely impacted by the effects of the COVID-19 coronavirus pandemic, as well as the timing and clinical development of our product candidates, including EYP-1901; and the potential for EYP-1901 as a vital, novel six-month treatment for serious eye diseases, including wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements are risks and uncertainties inherent in our business including, without limitation: the extent to which COVID-19 impacts our business; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; our ability to successfully produce sufficient commercial quantities of YUTIQ and DEXYCU and to successfully commercialize YUTIQ and DEXYCU in the U.S.; our ability to sustain and enhance an effective commercial infrastructure and enter into and maintain commercial agreements for YUTIQ and DEXYCU; the development of our YUTIQ line extension shorter-duration treatment for non-infectious uveitis affecting the posterior segment of the eye; potential off-label sales of ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye; consequences of fluocinolone acetonide side effects for YUTIQ; consequences of dexamethasone side effects for DEXYCU; successful commercialization of, and receipt of revenues from, ILUVIEN for diabetic macular edema, or DME; Alimera’s ability to obtain additional marketing approvals and the effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; Alimera’s ability to commercialize ILUVIEN for non-infectious uveitis affecting the posterior segment of the eye in the territories in which Alimera is licensed to do so; our ability to market and sell products; the success of current and future license agreements, including our agreement with Equinox Science; termination or breach of current license agreements, including our agreement with Equinox Science; our dependence on contract research organizations, contract sales organizations, vendors and investigators; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements.

Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contacts

Investors:
Argot Partners

Sam Martin or Joe Rayne

212-600-1902

eyepoint@argotpartners.com

Media:
Thomas Gibson

201-476-0322
tom@tomgibsoncommunications.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Product sales, net	$3,706	$6,705	$8,393	$7,932
License and collaboration agreements	35	5	2,055	70
Royalty income	381	500	1,163	1,220
Total revenues	4,122	7,210	11,611	9,222
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	502	706	1,482	1,035
Research and development	3,276	3,955	8,129	7,753
Sales and marketing	6,089	7,284	14,214	14,595
General and administrative	4,792	4,815	9,152	9,425
Amortization of acquired intangible assets	615	615	1,230	1,230
Total operating expenses	15,274	17,375	34,207	34,038
Loss from operations	(11,152)	(10,165)	(22,596)	(24,816)

Other income (expense):
Interest and other income, net	8	266	62	509
Interest expense	(1,806)	(1,599)	(3,590)	(2,619)
Loss on extinguishment of debt	—	—	—	(3,810)
Total other expense, net	(1,798)	(1,333)	(3,528)	(5,920)
Net loss	$(12,950)	$(11,498)	$(26,124)	$(30,736)
Net loss per common share - basic and diluted	$(0.10)	$(0.11)	$(0.22)	$(0.30)
Weighted average common shares outstanding - basic and diluted	124,771	106,238	120,151	100,847

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$22,814	$22,214
Accounts and other receivables, net	7,350	11,368
Prepaid expenses and other current assets	5,895	5,997
Inventory	3,773	2,138
Total current assets	39,832	41,717
Operating lease right-of-use assets	2,852	3,078
Intangible assets, net	26,439	27,669
Other assets	562	507
Total assets	$69,685	$72,971
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,013	$11,024
Other current liabilities	573	481
Deferred revenue	—	15
Total current liabilities	9,586	11,520
Long-term debt	50,259	47,223
Operating lease liabilities - noncurrent portion	2,626	2,898
Other long-term liabilities	3,026	3,000
Total liabilities	65,497	64,641
Stockholders’ equity:
Capital	494,758	472,776
Accumulated deficit	(491,410)	(465,286)
Accumulated other comprehensive income	840	840
Total stockholders’ equity	4,188	8,330
Total liabilities and stockholders’ equity	$69,685	$72,971